UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT — September 20, 2004

COMMISSION FILE NUMBER 1-6780

RAYONIER INC.

Incorporated in the State of North Carolina

I.R.S. Employer Identification Number 13-2607329

50 North Laura Street, Jacksonville, Florida 32202

(Principal Executive Office)

Telephone Number: (904) 357-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

RAYONIER INC.

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Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers	1

	Signature	2

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

The following is being filed under Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 20, 2004 Rayonier Inc. issued the following press release to name Richard D. Kincaid to the Company’s Board of Directors. Rayonier is unaware of any related transactions between Mr. Kincaid and the Company. Committee appointments for Mr. Kincaid will be made by the Rayonier Board at its December meeting.

Rayonier Names Richard D. Kincaid to Board of Directors

JACKSONVILLE, Fla., September 20, 2004 – Rayonier (NYSE:RYN) announced today that Richard D. Kincaid, President, Chief Executive Officer and Trustee of Equity Office Properties Trust, the nation’s largest office building owner and manager, will join Rayonier’s Board of Directors, effective November 1.

Kincaid has been with Equity Office (NYSE:EOP), also the largest real estate investment trust (REIT) in the U.S., since 1995. Prior to assuming his current position in April of 2003, he served as Chief Operating Officer and also as Executive Vice President and Chief Financial Officer. Before joining Equity Office, Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc. and also held positions with Barclays Bank PLC and The First National Bank of Chicago.

“We are delighted that Richard Kincaid will be joining our Board,” said Lee Nutter, Chairman, President and Chief Executive Officer. “His extensive finance and operations background, coupled with his REIT and property management experience, should prove invaluable to Rayonier and our shareholders.”

Kincaid is a member of the National Association of Real Estate Investment Trusts, the Real Estate Roundtable, and the Economic Club of Chicago. He received his bachelor’s degree from Wichita State University and an MBA from the University of Texas.

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. With customers in 50 countries, nearly 40 percent of the company’s sales are outside the U.S. Rayonier converted to a REIT on January 1, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYONIER INC. (Registrant)

BY:	/s/ HANS E. VANDEN NOORT
Hans E. Vanden Noort Vice President and Corporate Controller

September 20, 2004

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